Exhibit 99.1

CONTACT:
Ingredion Incorporated	Investors: Heather Kos, 708-551-2592
5 Westbrook Corporate Center	Media: Claire Regan, 708-551-2602
Westchester, IL 60154

INGREDION TO ACQUIRE KERR CONCENTRATES, INC.

•	Acquisition broadens Ingredion’s portfolio of wholesome, clean-label ingredient solutions

•	Kerr’s natural fruit and vegetable concentrates, purees and essences address growing consumer demand for simple ingredients

WESTCHESTER, Ill., July 8, 2015 – Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to diversified industries, today announced that it has agreed to acquire Kerr Concentrates, Inc., a privately held producer of natural fruit and vegetable concentrates, purees and essences. The transaction of approximately $100 million is expected to close within 30 business days, pending customary closing conditions.

“Kerr is a profitable company with an exciting portfolio of value-added ingredients that will broaden our current line of wholesome, clean-label solutions. Kerr transforms fruits and vegetables into natural ingredients that resonate with consumers and are increasingly in demand by customers,” said Ilene Gordon, Ingredion CEO.

Kerr’s ingredients uphold the integrity and richness of raw fruits and vegetables while providing multiple functionalities. These ingredients can be used to enhance the nutrition, texture, flavor and appearance of a number of foods and beverages across a wide variety of categories, from smoothies, juices, dairy products and baked goods to soups and dressings. A single ingredient can add color, flavor and texture to food or beverage products, making it possible to simplify the ingredient list.

“This is an opportunity to grow Kerr’s portfolio with our advanced technologies and product-development capabilities. And we intend to expand the business with our broad customer network and global presence,” Gordon added.

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Ingredion to Acquire Kerr– 2

The trend toward simple ingredients is rapidly growing and the Kerr acquisition is another step in expanding Ingredion’s clean-label ingredient portfolio. “This extends our clean-label offerings beyond ingredient solutions made from corn, tapioca and potato, and we continue to look for acquisition opportunities in this space,” Gordon explained.

Based in Salem, Oregon, Kerr operates two production facilities with state-of-the-art capabilities to ensure consistent quality, efficiency, and safety through process design, automation, and innovation.

ABOUT INGREDION

Ingredion Incorporated (NYSE:INGR) is a leading global ingredients solutions provider specializing in nature-based sweeteners, starches and nutrition ingredients and biomaterial solutions. With customers in more than 100 countries, Ingredion serves approximately 60 diverse sectors in food, beverage, brewing, pharmaceuticals and other industries. For more information, visit ingredion.com.

ABOUT KERR CONCENTRATES, INC.

Kerr is a privately held producer of exceptional fruit and vegetable concentrates, purees and essences. Each product or custom blend upholds the integrity and richness of the raw fruits and vegetables that goes into it. Kerr continually strives to help our customers bring the height of flavor and the depth of color to their products. For more information, visit kerrconcentrates.com.

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